FOR IMMEDIATE RELEASE

KRISPY KREME ELECTS CARL E. LEE, JR. TO BOARD OF DIRECTORS

WINSTON-SALEM, N.C., November 11, 2014 - Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced today that Carl E. Lee, Jr. has joined the Company’s Board of Directors.

Mr. Lee has served as President and Chief Executive Officer of Snyder’s-Lance, Inc. (NASDAQ: LNCE), a creator and marketer of snack foods in the United States and internationally, since May 2013, and previously served as President and Chief Operating Officer. He served as President and Chief Executive Officer of Snyder’s of Hanover, Inc. from 2005 until the merger of Snyder’s with Lance, Inc. in December 2010. Prior to joining Snyder’s, Mr. Lee worked for Nabisco, where he led their South American business, served as President of their Caricam Region and their Southern Cone Region, and also led Nabisco’s Global Export business covering 95 countries. From 1986 until 1997, Mr. Lee held various sales and marketing positions with Frito-Lay, Inc., including Vice President and General Manager for Frito-Lay Southeast Region and managing sales for Frito-Lay Europe. Mr. Lee is a director of Snyder’s-Lance, Inc.

“We are extremely pleased to have Carl Lee join our board,” commented James H. Morgan, Executive Chairman of Krispy Kreme. “Carl is a consummate professional who is extremely well-regarded throughout the food industry. His extensive domestic and international experience in the snack food industry complements and expands the range of skills on our board, and we are looking forward to his contributions in the years ahead.”

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, there are over 880 Krispy Kreme shops in more than 20 countries around the world. Connect with Krispy Kreme at www.krispykreme.com.

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Krispy Kreme Contacts:

Media:	Investor Relations:

Lafeea Watson	Anita K. Booe
(336) 726-8878	(336) 703-6902
lwatson@krispykreme.com	abooe@krispykreme.com